UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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EVERCORE INC.

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Dear Shareholder:

Our Annual Meeting is now less than two weeks away on June 18th. Glass Lewis released their report regarding our Annual Meeting proposals a few days ago. In its report, Glass Lewis has unfortunately recommended against our equity plan proposal due to concerns raised in their quantitative tests. This is particularly concerning since they supported our plan two years ago and there have been no significant changes since then. In fact, since then, we have outperformed the market and our peers demonstrating that our strategy is working and our equity compensation program has been critical to our ability recruit, retain and motivate our talented employees and execute on this strategy. Moreover, our shareholders have supported each of our past three equity plan requests because they understand the key elements of our equity compensation program and recognize the flaws in Glass Lewis’s model for a human capital business like ours.

I have attached our full response to their report here, in which we have outlined the critical nature of our broad-based equity plan to our success as well as the flaws in the report. While we hope you find the detail useful, I wanted to highlight a few points for your consideration:

•

Our use of equity has been a key factor in enabling the execution of our growth strategy, contributing to our 5-Year TSR as of 12/31/23 of 172%, which outpaces our peers, the S&P500 and the S&P500 Financials (as discussed in more detail in our proxy materials).

•

The report criticizes the pace of our share usage and potential dilution. However, in practice we have administered our equity plan together with a share repurchase program for over a decade. As a result, we have consistently fulfilled our commitment to our shareholders by offsetting the dilutive effect of our equity grants and achieving a negative net burn rate of -3.5% over the last 3 years.

•

Our equity compensation program is different from many financial services firms. It is very broad-based (over 90% of equity awards over the last 3 years have gone to non-NEOs), administered responsibly together with a share repurchase program, and has been critical to our ability recruit, retain and motivate our talented employees.

•

Glass Lewis relies solely on quantitative tests to recommend against our proposal, without any accompanying qualitative analysis. These tests compare our equity usage to a broad group of financial services companies (including mortgage REITs, lending and trading firms, etc.) with an average market capitalization of $37 billion – approximately five times our size. These companies do not grant equity to as broad of an employee base as we do which, together with their significantly larger size, undermines the significance of Glass Lewis’ comparative tests.

•

We strongly believe that our broad-based use of equity compensation (as opposed to cash) is critical because it aligns the interests of our employees with shareholders and permits cash which otherwise would be used for employee compensation to be returned to shareholders, in each case fueling the returns we have delivered over the past several years.

•

When we requested more shares in 2022, we only requested a limited number of shares to get us through approximately two more years. We now do not have enough shares remaining to manage our equity compensation program and growth strategy over the next 2-3 years, and are requesting shares to cover that period.

We would very much appreciate the opportunity to discuss further with you prior to our Annual Meeting to address any concerns you may have. Please let me know if there is a time that works best for you in the coming days. Thank you for your time and consideration of this very important matter for us.

Dear Shareholder:

We are writing to ask for your critical support for the proposals to be voted on at Evercore’s 2024 Annual Meeting of Stockholders and to express our appreciation for your independent analysis in conducting your evaluation. Our Board continues to unanimously recommend you cast your vote FOR all proposals, and we would like to draw your attention specifically to Proposal No. 4, our proposal to increase the number of shares available under our equity incentive plan by 6.0 million shares. We are requesting additional shares because we do not have enough shares remaining manage and grow our business over the next approximately two to three years consistent with our strategy. The additional shares are necessary in order to continue providing a significant portion of our incentive compensation in the form of equity (which aligns the interests of our employees and stockholders) and to recruiting and retain talented professionals (a key tenet of our growth strategy).

We last sought authorization for additional shares under our equity plan in 2022, when we requested 6.5 million shares that we anticipated would last approximately two years. At that time, Glass Lewis (“GL”) recommended in favor of our plan. Following shareholder approval, we proceeded to execute on our equity compensation program as described in our 2022 proxy statement, successfully managing the potential dilution of the increased shares through our share repurchases and achieving a negative net burn rate over the past three years of -3.5%. Our equity compensation program enabled the execution of our long-term strategy, permitting us to continue recruiting, promoting and retaining talented Senior Managing Directors and aligning their interests with those of our shareholders. This has contributed meaningfully to our strong financial performance and the achievement of a 5-year total stockholder return as of December 31, 2023 of 172%, which outpaces our peers, the S&P500 and the S&P500 Financials (as discussed in more detail in our proxy materials).

However, despite our success and the execution of our equity plan as communicated to our shareholders, in its report this year (the “GL Report”), GL has reversed course and recommended a vote against our equity plan proposal. In its report, GL neglects to provide any qualitative assessment of our equity plan, its connection with our financial results, and the impact of our share repurchases on its quantitative analysis. Instead, it makes a recommendation based on rigid quantitative factors are predicated on several omissions, inconsistencies, and inappropriate analytic assumptions and methodologies that either create or overstate the magnitude and significance of the supposed failures. For instance, this year Evercore’s equity plan proposal is quantitatively compared to an opaque group of 27 “financial services” companies with an average market capitalization of approximately $37 billion – nearly five times our size. Recognizing that Evercore has a significantly smaller market capitalization than these companies, GL also compared us to “financial services” peer groups with an average market capitalization of $2.5 billion and $13.2 billion. In these comparisons, our proposal passed the cost to enterprise value-based tests relative to our peers; however, these results were disregarded in favor of the $37 billion peer group results without explanation as to why the larger sized peer group is more appropriate. Regardless of size, however, the use of such a broad group of peers, which are likely to have materially different compensation and operational models, has a significant impact on tests that assess the relative cost of our plan, as explained in more detail below..

In addition to the flaws with its analysis, which we have discussed in greater detail in Attachment A, the GL Report does not explain why it changed its recommendation from 2022 or of the significant implications for us and our shareholders if their recommendation is followed. If our proposal fails, we will not have access to additional shares and we would be required to take one or more actions that our Board believes are not in the best interests of shareholders:

•	Replace the compensation paid to our employees in equity with cash, thereby decreasing their long-term alignment with investors and reducing cash available to distribute to shareholders;

•

Reduce the proportion of client-facing and revenue-generating employees that receive equity compensation, limiting the scope of our employee base that is aligned with shareholders and similarly reducing cash available to distribute to shareholders; or

•	Reduce our overall employee compensation, which is currently competitive and required to retain, motivate, and recruit our team, especially in the midst of increased competition for top talent.

Evercore believes that any of these actions would be detrimental to our ability to continue executing our long-term strategy and creating value for shareholders.

As you make your voting decision, we ask that you bear in mind that as a human capital-based business, we use equity differently than many other companies, including other financial services companies. Equity is a fundamental element of our pay-for–performance compensation and retention philosophy that motivates our employees throughout the organization. Over the past three years, more than 90% of all equity awards granted have been granted to non-executive officers. We also appreciate your consideration of the impact of our share repurchases, which is referenced only briefly in the GL Report but has resulted in an average net negative burn rate of -3.5% over the past three years.

Our 2024 proposal requests only the amount of shares that we believe are necessary to manage and grow our business over the next approximately two to three years. We have a track record of prudent equity compensation management, which has been critical for the successful execution of our long-term strategy, employee retention and in our recruitment and promotion of our Senior Managing Directors (SMDs). In closing, we would like to assure you of our commitment to continue to work hard to increase the value of Evercore within the compensation framework set out in the proxy. We will continue to work with GL in the hope that they will develop quantitative measures that accurately reflect our business. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 4.

Attachment A

I.	GL’s Report Positively Highlights Numerous Qualitative Aspects of our Overall Compensation Practices

In analyzing the GL Report, it is important to recognize that the adverse recommendation was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, GL supported our say-on-pay proposal again this year. In particular, GL found that we have maintained a pay-for-performance alignment while also recognizing the following best practices:

Plan Features	Program Size	Program Cost Analysis

✓  No repricing (or cash buybacks) of underwater stock options or stock appreciation rights

✓  No “evergreen” provision

✓  Fair Market Value minimum

✓  No “reload” equity awards

✓  No full value award multiplier

	✓ Existing Size of Pool ✓ Pro-Forma Available Pool ✓ Grants to Executives	✓ Expensed Cost as a % of Enterprise Value

While GL is aligned with us in its support of our overall compensation program it does not support our use of equity compensation, which is a core component of that program and an important and effective vehicle for delivering a portion of overall compensation for a human capital-based business. Dating back to our early years as a public company, our Compensation Committee, whose membership has been refreshed over the years, has consistently viewed equity compensation as a critical component of our overall compensation program designed to align the interests of our employees and shareholders. This structure has served us well, as can be seen by the talented and highly productive SMDs we have hired and retained over the years and our strong growth, as described in our 2024 Proxy Statement.

Shareholders have also recognized the value of our compensation program. Over the past several years, more than 92 percent of votes cast have supported our say-on-pay proposal and our shareholders have supported each of our three prior equity plan proposals. Our engagement with shareholders has revealed that the broad support for our overall program and use of equity is due to our shareholders taking the time to understand our business model and the benefits of using equity compensation in a human capital-based business and the flaws on GL’s models.

II.	The GL Report Provides no Qualitative Assessment of the Benefits of our Broad-Based Equity Plan Relative to its Quantitative tests.

The GL recommendation against our equity plan proposal is based solely on our performance under a series of flawed quantitative tests without any meaningful accompanying qualitative analysis or discussion as to mitigating factors. Instead, the discussion section in the GL Report for our proposal reveals that the analysis for the recommendation is limited to a conclusory view that the plan failed GL’s quantitative tests coupled with an acknowledgment of our commentary regarding our repurchase commitments. These quantitative tests are then measured against various inappropriate peer groups (as discussed below) and give no weight to either (i) the anti-dilutive impact of our share repurchases or (ii) the strategic rationale for the deliberate use of equity rather than cash compensation for a broad base of our employees. These qualitative factors are a core component of our Board’s recommendation in favor of our equity plan and should at a minimum be accompanied by a meaningful qualitative analysis as to whether the benefits of a broad-based equity program offset by share repurchases justify the associated increased use of equity as reflected in quantitative analyses. Yet, while GL suggests shareholders may wish to consider our commentary regarding our anti-dilutive actions, it provides no qualitative analysis of its own in the GL Report.

Our historically successful compensation and business model is inherently in conflict with the rigid quantitative tests that are an overriding factor in GL’s recommendation. By the design of the quantitative tests in the GL Report, it is difficult for companies like Evercore to have meaningfully broad-based equity compensation programs and receive a positive recommendation, given the tests penalize the cost of broad-based equity grants, fail to consider the associated repurchases, and provide comparisons to unspecified groups of peers with dissimilar business models.

Notwithstanding the impact it has on our ability to pass the rigid GL quantitative tests, our broad-based use of equity compensation is deliberate. Our Board fundamentally believes the qualitative benefit of issuing deferred equity, rather than cash, as compensation to our client-facing and revenue generating employees has a meaningful impact on our business that, when coupled with our anti-dilutive actions, is in the best interests of our shareholders and outweighs the negative impact, if any, that broad equity grants may have. This long-held belief, supported by our strong results over the past decade, dates back to our early years as a public company, and we believe the failure to provide any sort of qualitative rationale or assessment of our plan relative to the quantitative test results is a fundamental flaw in GL’s analysis.

III.	The GL Report Compares our Equity Compensation Practices to a Peer Group with Materially Different Capital Structures and Business Models.

Our Board, considering all relevant factors, has consistently determined it is in the best interests of our shareholders to employ a broad-based equity compensation program paired together with anti-dilutive actions. Our direct peers, other publicly traded independent investment banking advisory firms, similarly operate human capital based businesses and have decided to employ similar equity compensation programs. Our use of equity and related performance on quantitative tests is comparable to this peer group. For example, while we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics do demonstrate that our equity compensation practices are in line with our direct public independent investment banking advisory firm peer group.

Three-Year Average Burn Rate (Excluding Share Repurchases)*
Evercore	6.6%
Lazard	5.2%
Moelis	4.5%
PJT Partners	5.0%
Greenhill	9.8%
Houlihan Lokey	3.0%
Perella Weinberg Partners	5.9%

*	See pgs. 76-77 of our 2024 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for methodology.

The core of GL’s analysis, however, is a comparison of our equity plan, practices and test results to a peer group that we believe is likely to be inappropriate for our business. Despite using quantitative comparisons to this peer group to reach its recommendations, the GL Report does not disclose which companies comprise this peer group other than an explanation that it is a group of 27 companies with an average market capitalization of $37 billion and a “4020” GICS sector designation for “Financial Services.” Acknowledging that Evercore is on the lower end of this peer group in terms of market capitalization, GL also compared Evercore to alternative peer groups with average market capitalization of $2.5 billion and $13.2 billion. Against this peer group, Evercore passes certain tests that it failed with respect to the larger peer group, but these results are disregarded without explanation as to why GL deems the larger peer group more relevant. With respect to all of these peer groups, however, the GL Report does not provide further insight into which companies we are compared with for the critical quantitative tests that underlie the GL recommendation.

This is critical information relative to your evaluation of our proposal. “Financial Services” is a broad designation that includes thousands of companies ranging from mortgage REITs, consumer and specialized finance companies, lending and trading firms, investment management firms and others that rely on financial capital to generate revenue. Companies that do not rely on human capital do not share our rationale for using equity broadly. These companies do not utilize a broad-based equity program in the same manner as an independent investment banking advisory firm and this is reflected in their equity compensation practices. These firms often generate revenue based upon financial capital through services such as prime brokerage, clearing transactions, loans and other financings. They do not share the same alignment and retention benefit as us from broadly using equity compensation. In addition, these firms maintain large back-office staffs focused on the clearance and settlement of securities transactions, maintenance of customer accounts, including margin lending, and support of principal trading activities, and these individuals tend to receive lower amounts of or no deferred compensation and therefore little or no equity compensation. While investment management firms may rely on human capital, these firms often compensate individuals through deferred compensation plans tied to the products offered by the asset manager, such as carried interest. This strategy aligns the interests of portfolio managers with their clients, rather than their firm’s shareholders. For these firms, equity plans often focus on a smaller group of senior executives, in stark contrast with our broad-based program. This skews not only the cost-based tests but the overhang tests as well, as these companies may not issue equity on the same scale as Evercore and do not manage the associated dilution through repurchases as we do either.

The error of using such a broad range of peers is then compounded by selecting peers with an average market capitalization that differs materially from our market capitalization. The composition of this group is further distorted if you consider the size of our direct peers. For example, on page 20 of the GL Report, GL presents a comparison of several metrics, including market capitalization, for us and three of our most direct peers – Lazard, Moelis and Houlihan Lokey. These firms have market capitalizations ranging from approximately $4 billion to $9 billion based on the GL Report. With respect to the peer group featuring an average market capitalization of $37 billion, this means that either (i) GL has excluded our most comparable peers from our peer group for purposes of evaluating our equity plan or (ii) GL has included these peers and therefore some or all of the remaining 24 peer companies have significantly larger market capitalization to maintain the group’s $37 billion average market capitalization.

In addition, many of the firms in the “Financial Services” sector – such as mortgage REITs, lending and trading firms and investment management firms – maintain capital structures that employ substantial amounts of debt to, for example, support their principal positions and lending activities. These capital structures can dramatically increase enterprise value, a practice that is at odds with advisory focused firms, and artificially skews many of the benchmarks that GL relies on related to enterprise value to reach their adverse recommendation. Notably, when compared to the peer groups with a more comparable average market capitalization, we passed the projected cost/enterprise value-based tests (although we note the same overarching issues exist with respect to this inappropriately broad peer group).

Similarly, the inappropriate size of the peer group impacts the analysis of the cost of our plan relative to operating metrics. The table below presents a comparison of the actual three-year average (2021-2023) stock compensation expense for Evercore and our direct peers against revenue, as used by GL. As is evident from the table, the cost of our equity plan is in line which is in line with our most direct public peers who disclose equity-only compensation expense. These peers share our human capital-intensive business model, and are a better comparison for equity compensation program purposes than certain members of our broader financial services peer group, which generate revenue from financial or other capital and do not grant equity as broadly.

	Three-Year Average of Stock Compensation Expense*
	Three-Year Average Stock Compensation Expense (in 000’s)	As a Percentage of GAAP Net Revenue
Evercore	$264,690	9.37%
Lazard	$241,723	8.55%
Moelis	$151,688	13.46%
PJT Partners	$150,992	14.29%
Greenhill	$30,850	10.71%
Perella Weinberg Partners	$144,287	20.79%

*

See pg. 76 of our 2024 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for methodology. Information regarding stock compensation expense as a percentage of revenue for Houlihan Lokey has not been included, as Houlihan Lokey does not separately report equity only compensation expense

IV.	The GL Report Excludes from its Quantitative Analysis the Anti-Dilutive Impact of our Share Repurchases.

As mentioned above, the GL Report does not discuss in meaningful detail the anti-dilutive impact of our share repurchases. While the GL Report suggests shareholders “may wish to consider the Company’s comments regarding its management of dilution through its share repurchasing activity,” this is a critical feature of our equity compensation program discussed at length in our proxy statement. We believe it merits a thorough review and consideration by GL that is absent from the GL Report, as the rationale for our use of equity and our anti-dilutive actions negate the formulaic quantitative concerns raised by GL. Over the past three years, we have repurchased sufficient shares to more than offset not only equity awards granted as part of annual incentive compensation, but also new hire and replacement equity awards, resulting in a net burn rate of -3.5% and average repurchases in excess of grants of approximately 1.5 million shares over that period. The GL report includes no adjustments to its quantitative tests in respect of our share repurchases in arriving at its conclusion that our three-year average burn rate is 6.69%. We urge you to further consider the significant difference between an evaluation of our burn rate as presented by GL relative to our net burn rate as viewed by our Board, consistent with its longstanding view that our broad-based equity program must be considered in conjunction with our related anti-dilutive actions.

V.	Conclusion

In closing, we ask that as you make your voting decision, you consider the concerns identified in this Attachment when evaluating the GL recommendation. While we understand GL’s rationale for maintaining a standard quantitative framework for all companies that fit within the broad financial services sector, we believe it does a disservice to our shareholders by failing to compare us to an appropriate peer group and refusing to adjust its analysis for our anti-dilutive practices. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 4.